Exhibit 10.2

Transfer, Consent to Transfer,
Amendment and Assumption
of License Agreement

This Transfer, Consent to Transfer, Amendment and Assumption of License Agreement (“Transfer & Assumption Agreement”), effective as of August 31, 2005(the “Effective Date”), is entered into by and among Yale University, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut (“Licensor”), Schering Aktiengesellschaft, a German corporation (“Transferor”), and Cardium Therapeutics, Inc., a Delaware Corporation (“Transferee”), each a Party, collectively Parties hereto, in each case including its respective corporate affiliates, successors and assigns.

RECITALS

Whereas, Licensor and Transferor previously entered into a license agreement related to an invention entitled “eNOS Mutations Useful for Gene Therapy and Therapeutic Screening”, effective as of 9 August, 2000, and including any subsequent amendments thereto (the “License Agreement”);

Whereas, Transferor and its affiliates have elected to pursue product development efforts and product candidates other than those related to the License Agreement;

Whereas, Transferee is interested in pursuing certain research and development in the cardiovascular field and, for this purpose and pending receipt of necessary funding as described below, wishes to acquire the rights of Transferor under the License Agreement, and is willing to accept the corresponding obligations, thereby completely assuming both the rights and the obligations of Transferor with respect to the License Agreement; and

Whereas, the Parties jointly agree to transfer the entirety of Transferor’s rights and obligations under the License Agreement to Transferee, amending the License Agreement to reflect such transfer;

AGREEMENT

Now, therefore, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.             Qualified Financing as Condition Precedent to Transfer of Rights and Assumption of Obligations.  The transfer of rights and assumption of obligations under the License Agreement as contemplated hereby (and the amendments as provided below), shall be conditioned upon, and shall occur upon the date of, the closing of a qualified financing pursuant to which Transferee has received funding of at least Twenty Million U.S. Dollars or its substantial equivalent (a “Qualified Financing”).  The date of closing of the Qualified Financing and coincident transfer of rights and obligations under this Transfer & Assumption Agreement shall be referred to herein as the “Transfer Date”.  The occurrence of the transfer of rights and obligations in connection with the Qualified Financing shall be confirmed to Licensor by completion and delivery by fax or mail of a “Confirmation of Transfer and Assumption of Rights” substantially in the form as attached hereto as Appendix A but which has been executed by

Transferor and Transferee on or promptly following the Transfer Date.  Licensor and Transferor reserve the right to cancel this Transfer & Assumption Agreement in the event that the Qualified Financing does not occur within six months of the Effective Date.  Since, in the absence of the proposed Transfer and Assumption, Transferor would likely already have provided termination notice to Licensor, the Parties hereby agree that in the event that the Transfer Date (and coincident Transfer and Assumption) does not occur by November 30, 2005 (the “Termination Date”), then the License Agreement may thereafter be terminated by Licensee effective immediately upon Licensee’s written notice of such termination to Licensor, provided that Transferor has satisfied all of its obligations to Licensor prior to the date of such proposed termination.

2.             Transfer and Assumption as of Transfer Date, Negation of Agency.  Effective on and from the Transfer Date, Transferor hereby transfers, and Transferee hereby assumes, the entirety of the Transferor’s ongoing rights, title and interest in, and the entirety of the Transferor’s ongoing  obligations arising from, the License Agreement (which transfer and assumption are referred to herein as the “Transfer and Assumption”).  Neither Transferee nor Transferor are agents or affiliates of the other and, following this Transfer and Assumption, Transferor shall remain solely responsible for satisfaction of any and all obligations arising prior to the Transfer Date, but Transferee shall become solely responsible for satisfaction of any and all obligations arising on or after the Transfer Date.  The Parties agree that there are no outstanding material defaults under the License Agreement as of the Effective Date; that this Transfer and Assumption Agreement is without prejudice to any rights possessed by Transferor prior to the Transfer Date.  In order to further clarify and avoid any potential uncertainty, the Parties acknowledge that until the Transfer Date, the rights and obligations of the Transferor shall remain in effect (and none of the following amendments to the License Agreement shall have any effect); and that beginning with and following the Transfer and Assumption on the Transfer Date, the following amendments shall be in effect and the Transferor shall have no rights or obligations under the License Agreement.

3.             Amendment. The License Agreement is amended as follows, effective as of the Transfer Date (as described above):

(i)  in the first paragraph, the party “SCHERING AKTIENGESELLSCHAFT with offices in Mullerstrasse 178, D-13353, Berlin, Germany” as Licensee is replaced by “Cardium Therapeutics, Inc., a Delaware corporation having a principal place of business at 11622 El Camino Real, Suite 300, San Diego, California 92130” as Licensee;

(ii)  in Section 3.3, the phrase “reaching the ‘B3’ decision, that is to file an IND and initiate” is replaced by “filing an IND to initiate”; and references to “Schering” are replaced by “LICENSEE”;

(iiii)  in Section 4.2.1, the phrase “upon entering LICENSEE’S ‘B2’ phase of drug development (preclinical development and regulatory toxicity)” is replaced by “upon completion of preclinical studies, including toxicity studies, requisite to the filing of an IND”;

(iv)  in Section 11.1, the phrase “‘Schering’ or ‘Berlex’ nor any adaptation of such names” is replaced by “Cardium Therapeutics nor any adaptation of such name”;

(v)  in Section 14.1, the address for notice to Licensee is replaced with the following: “Cardium Therapeutics, Inc., 11622 El Camino Real, Suite 300, San Diego, CA 92130, Attn: General Counsel.”

4.             Consent.  Licensor hereby consents to the Transfer and Assumption and to Amendment of said License Agreement as described herein.

5.             Authority.  Each Party represents and warrants to the other that, as of the Effective Date and as of the Transfer Date, it: (1) has and will have the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; (2) has taken and/or will take all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (3) has not taken and will not take any action that is inconsistent with the terms of this Agreement; (4) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms; and (5) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with entry into this Agreement have been obtained.

6.             Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Transfer & Assumption Agreement.

7.             Successors. This Transfer & Assumption Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.             Counterparts.  This Transfer & Assumption Agreement may be signed in counterparts, each of which shall be deemed an original and which shall together constitute one agreement.

IN WITNESS WHEREOF, each of the Parties, intending to be legally bound, have caused the execution of this Transfer & Assumption Agreement by their respective duly-authorized officers who have signed below, to be effective as of the date noted above.

YALE UNIVERSITY		SCHERING AG

By:	/ S /Jon Soderstom	By:	/ S / Dr. Hubertus Erlen
Name:	Jon Soderstom	Name:	Dr. Hubertus Erlen
Title:	Managing Director,	Title:	Chairman of the Executive Board
	Office Cooperative Research	Date:	October 13, 2005
Date:	August 31, 2005
		By:	/ S / Dr. Karin Dorrepaal
		Name:	Dr. Karin Dorrepaal
		Title:	Member of the Executive Board
		Date:	October 13, 2005
CARDIUM THERAPEUTICS, INC.
By:	/ S / Christopher J. Reinhard
Name:	Christopher J. Reinhard
Title:	CEO
Date:	September 16, 2005

Appendix A

Form of Confirmation of Transfer and Assumption

By Fax: (203) 436-8086

Yale University

Office of Cooperative Research

433 Temple St.

New Haven CT, 06511

Attn: E. Jonathan Soderstrom, Ph.D.

Re: Transfer and Assumption of License Agreement Related to eNOS
from Schering AG to Cardium Therapeutics, Inc.

Dear Sirs:

This is to confirm, pursuant to Section 1 of the Transfer, Consent to Transfer, Amendment and Assumption of License Agreement (the Transfer and Assumption Agreement) effective as of        by and among Yale University (as Licensor), Schering AG (as Transferor) and Cardium Therapeutics, Inc. (as Transferee), that the transfer of rights and obligations coincident with the closing of the Qualified Financing occurred on        (the Transfer Date).

Sincerely,

SCHERING AKTIENGESELLSCHAFT	CARDIUM THERAPEUTICS, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Acknowledged by:

YALE UNIVERSITY

By:

Name:

Title:

Date: